EXHIBIT 4.2

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT is made as of November 13, 2008, by and between Yatinoo, Inc., a Delaware corporation having its principal executive offices at 510 Turnpike Street, Suite 103, Andover, MA 01845 (the “Grantor”), and [_____________________] an individual residing at [___________________________] (“Optionee”).

WITNESSETH:

WHEREAS, the Yatinoo, Inc. 2008 Employee Stock Incentive Plan was adopted by the Board of Directors (the “Board”) and the stockholders of the Grantor as of November 13, 2008;

WHEREAS, the Grantor desires to provide the Optionee with an opportunity to acquire or increase his proprietary interest in the business of the Grantor, and, through stock ownership, to possess an increased personal interest in its continued success and progress; and

WHEREAS, the Grantor desires to increase the incentive of the Optionee to exert his utmost efforts to improve the business and increase the assets of the Grantor;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the Grantor hereby grants the Optionee an option to purchase shares of common stock of the Grantor, $0.001 par value per share (the “Common Stock”), upon the following terms and conditions:

1.    Option.

Pursuant to the Yatinoo, Inc. 2008 Employee Stock Incentive Plan (the “Plan”), the Grantor hereby grants to the Optionee a non-qualified stock option (the “Option”), not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, on the terms and conditions contained in the Plan, to purchase up to an aggregate of [_________] fully paid and non-assessable shares of Common Stock (the “Shares”).

2.    Purchase Price.

The purchase price (“Purchase Price”) for the Option shall be $4.00 per share. The Grantor shall pay all original issue or transfer taxes on the exercise of the Option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

3.    Exercise of the Option.

(a)    Except as otherwise set forth herein, no Option shall be exercisable until it has vested in accordance with the provisions of subsection (b) below. Any Option which vests and thereby becomes exercisable hereunder may be exercised in whole or in part, from time to time and at any time, until the Option lapses or terminates. If the Optionee’s exercise of any Option would require the Grantor to issue a fractional Share, the Grantor will not be required to issue such fractional Share but it shall pay the Optionee in cash the value of such fractional Share. Except as set forth in Section 5, all unexercised Options (whether or not vested) shall lapse and forever terminate on November 13, 2008.

(b)    Options for the purchase of the Shares shall vest as follows: one-third (rounded to the nearest Share), or _________ Shares, shall vest and become exercisable on each of the three anniversary dates from the date of grant, starting on November 13, 2009 with the final one-third to vest on November 13, 2011. Notwithstanding the foregoing, in the event of a Material Transaction (as defined in Section 8.1 of the Plan) the Option shall be assumed by the surviving entity with appropriate adjustments as determined by the Board of Directors of the Company, but in any event shall accelerate and be fully vested and immediately exercisable upon completion of the Material Transaction.

4.    Manner of Exercise.

Options that are exercisable may be exercised in whole or in part at any time during the option period by giving written notice to the Grantor specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price, in cash or by check. Payment in full or in part may be made at the election of the Optionee (i) in the form of Common Stock owned by the Optionee (based on the Fair Market Value (as that term is defined in the Plan) of the Stock on the trading day before the Option is exercised) which is not the subject of any pledge or security interest which have been owned for more than 6 months or were purchased in the open market, (ii) by a “same day sale” commitment from a broker-dealer registered with FINRA to forward the exercise price of the Option directly to the Grantor; (iii) by cancellation of indebtedness of the Grantor to the Optionee; (iv) by waiver of consideration due to Optionee for services rendered; (v) by tender of a full recourse promissory note by the Optionee; (vi) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any shares surrendered to the Grantor is at least equal to such exercise price and except, with respect to (ii) above, such method of payment will not cause a disqualifying disposition of all or a portion of the Common Stock received upon exercise of an Incentive Option. An Optionee shall have the right to dividends and other rights of a stockholder with respect to shares of Common Stock purchased upon exercise of an Option at such time as the Optionee has given written notice of exercise and has paid in full for such shares and has satisfied such conditions that may be imposed by the Grantor with respect to the withholding of taxes.

Subject to the terms and conditions hereof, the Options shall be exercisable by notice to the Grantor on the form provided by the Grantor, a copy of which is attached hereto. In the event that the Options are being exercised by any person or persons other than the Optionee, the notice shall be accompanied by proof, satisfactory to the Grantor, of the right of such person or persons to exercise any right under this Agreement and the Plan.

5.    Termination of Employment.

(a)    In the event that the Optionee ceases to be an employee a member of the Board (a “Director”) or otherwise have a relationship with the Grantor (collectively, “Employment”)

(otherwise than by reason of his death or “total disability” (as defined in the Plan) or for Cause (as that term is defined in the Grantor’s by-laws), the Option may be exercised (if and to the extent that the Optionee was entitled to do so at the date of cessation of Employment) at any time within three months after such termination, but in no event after the expiration of the term of the Option.

(b)    Intentionally left blank.

(c)    In the event of the death or total disability of the Optionee while employed or within three months after the cessation of being employed with the Grantor, the Option may be exercised (if and to the extent that the deceased Optionee was entitled to do so at the date of his death or total disability) by a legatee or legatees of the Optionee under such Optionee’s last will and testament or by his personal representatives or distributees, at any time within twelve months after his death or total disability, but in no event after the expiration of the term of the Option.

6.    Assignability of the Option.

Except as specifically provided herein, the Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Option herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and the Option herein granted shall be exercisable in whole or in part during the Optionee’s lifetime only by the Optionee or his guardian or legal representative. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Option contrary to the provisions hereof shall be void and ineffective and shall give no right to the purported transferee.

7.    Stock as Investment.

By accepting the Option herein granted, the Optionee agrees for himself and his heirs and legatees that, unless the Shares are sold pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) or an exemption from registration, all Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares issuable under the Option, the Optionee, or his heirs or legatees receiving such Shares, shall deliver to the Grantor a representation in writing, that unless such Shares have been registered for resale they are being acquired in good faith for investment purposes only and not for sale or distribution. The Optionee hereby agrees that (s)he shall not be permitted to sell more than 25% of his vested options in any 12 month period. Grantor may place a “stop transfer” order with respect to such Shares with its transfer agent and place an appropriate restrictive legend on the stock certificate evidencing such Shares.

8.    Restriction on Issuance of Shares.

The Grantor shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of the Option unless (a) the issuance of such Shares has been registered with the Securities and Exchange Commission under the Securities Act, or counsel to the Grantor shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such shares shall have been given by any national securities exchange on which the Common Stock of the Grantor is at the time of issuance listed.

9.    Adjustment on Changes in Capitalization.

(a)    In the event of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number of shares of Common Stock as to which the Option may be exercised shall be correspondingly adjusted by the Grantor, and the Purchase Price shall be adjusted so that the product of the Purchase Price immediately after such event multiplied by the number of options subject to this Agreement immediately after such event shall be equal to the product of the Purchase Price multiplied by the number of shares subject to this Agreement immediately prior to the occurrence of such event.

(b)    In the event of any consolidation or merger of the Grantor with or into another company, or the conveyance of all or substantially all of the assets of the Grantor to another company for solely stock and/or securities, the unexercised portion of the Option granted hereunder shall upon exercise thereafter entitle the holder thereof to such number of Shares or other securities or property to which a holder of Shares would have been entitled to upon such consolidation, merger or conveyance; and in any such case appropriate adjustment, as determined by the Board (or the board of directors of a successor entity) shall be made as set forth above with respect to any future changes in the capitalization of the Grantor or its successor entity.

(c)    Any adjustment in the number of Shares shall apply proportionately to only the unexercised portion of the Options granted hereunder. If fractions of a Share would result from any such adjustment, the Grantor (or successor entity) may, but is not required to, issue fractional shares in accordance with the Delaware General Corporation Law.

10.	Rights of Optionee.

The grant of the Option (or any other Option under this Agreement or any other agreement) in any year shall give the Optionee neither any right to similar grants in future years nor any right to be retained in the employ of the Grantor, such employment being terminable to the same extent as if the Plan and this Agreement were not in effect. The right and power of the Grantor to dismiss or discharge any employee is specifically and unqualifiedly unimpaired by this Agreement. Neither the Optionee nor any other person legally entitled to exercise any rights under this Agreement shall be entitled to any of the rights or privileges of a stockholder of the Grantor with respect to any Shares which may be issuable upon any exercise pursuant to this Agreement, unless and until the stock records of the Grantor reflect the issuance of such Shares.

11.	Notices.

Each notice or other communication relating to this Agreement shall be in writing and delivered in person or by registered mail to the Grantor at its office, 510 Turnpike Street, Suite 103, Andover, MA 01845, to the attention of the Chief Financial Officer. All notices to the

Optionee or other person or persons then entitled to exercise any right pursuant to this Agreement shall be delivered to the Optionee or such other person or persons at the Optionee’s address specified below the Optionee’s signature to this Agreement or at such other address as the Optionee or such other person may specify in writing to the Grantor by a notice delivered in accordance with this paragraph.

12.	Effect Upon Employment.

This Agreement does not give Optionee any right to continued service to the Grantor.

13.	Binding Effect.

Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors legal representatives and assigns.

14.	Agreement Subject to Plan.

Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the Plan, which is incorporated by reference herein and made a part of this Agreement as if fully set forth herein. In the event of any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern.

15.	Withholding.

Optionee agrees to cooperate with the Grantor to take all steps necessary or appropriate for the withholding of any applicable taxes by the Grantor under law or regulation in connection therewith. In the event the Optionee does not make the required withholding payment at the time of exercise, the Grantor may make such provisions and take such steps as it, in its sole discretion, may deem necessary or appropriate for the withholding of any taxes that the Grantor is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the exercise of any Option, including, but not limited to, (i) the withholding of payment of all or any portion of such Option until the Optionee reimburses the Grantor for the amount the Grantor is required to withhold with respect to such taxes, or (ii) the canceling of any number of shares of Common Stock issuable upon exercise of such Option in an amount sufficient to reimburse the Grantor for the amount it is required to so withhold, (iii) the selling of any property contingently credited by the Grantor for the purpose of exercising such Option, in order to withhold or reimburse the Grantor for the amount it is required to so withhold, and/or (iv) withholding the amount due from the Optionee’s wages if he is employed by the Grantor or any subsidiary thereof.

16.	Miscellaneous.

This Agreement shall be construed under the laws of the State of Delaware, without application to the principles of conflicts of laws. Headings have been included herein for convenience of reference only, and shall not be deemed a part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the day and year first above written.

YATINOO, INC.

By:

Name: Khaled Akid
Title: CEO

OPTIONEE

Name:

Optionee Address:

Optionee Social Security No.:

LETTER OF STOCK OPTION EXERCISE

Dated_________

Yatinoo, Inc.
510 Turnpike Street, Suite 103
Andover, MA 01845

Attention: Chief Financial Officer

Ladies and Gentlemen:

I wish to purchase the following shares of common stock of Yatinoo, Inc. pursuant to the non-qualified stock option granted to me on November 13, 2008 under the Yatinoo, Inc. 2008 Employee Stock Incentive Plan:

Number of Non-qualified Stock Option shares being purchased

hereby (the “Shares”): ________________________________

The purchase price for the Shares is $[___] per Share. My check payable to Yatinoo, Inc. in the amount of $________ in payment of the purchase price is enclosed.* Please issue the stock certificate(s) for these Shares in my name as follows:

_______________________________________________________
**Name

_______________________________________________________

_______________________________________________________
Address

_______________________________________________________
Social Security Number

Sincerely yours,

_______________________________
Signature

(    )
Office Telephone/Home Telephone

*	If stock is used in payment, please contact the CEO of the Company, Khaled Akid, at 978-222-9813.

**
If you wish to have the Shares issued in your name and that of another person jointly, we suggest that the following form be used: “(Your name) and (name of other person), as joint tenants with right of survivorship.”